UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Nuveen Diversified Commodity Fund
(Name of Registrant as Specified In Its Charter)

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April 15, 2015

Dear Shareholder,

The Annual Meeting of Shareholders for the Nuveen Diversified Commodity Fund (NYSE MKT: CFD) (the “Fund” or “CFD”) has been adjourned to May 15, 2015 to allow additional solicitation of votes on the proposed plan to convert the Fund into an open-end exchange-traded fund (ETF). As previously announced, the purpose of the conversion is to seek a closer alignment between the Fund’s share price and net asset value. The Fund is not currently, and after the conversion will not be, a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940.

The Fund would also like to inform you of additional information regarding the currently anticipated changes to its investment strategy. In addition to the discontinuation of its option strategy as described in the proxy statement, CFD expects to change its investment strategy from a long-only commodity strategy to a “long-biased” commodity strategy. CFD intends to employ a proprietary long-biased, diversified commodity strategy developed by Gresham Investment Management, LLC (“Gresham”) that will vary commodity market exposure over time and potentially provide a measure of downside protection. By maintaining a long-bias, CFD expects to be able to benefit from a rising commodity market while still affording flexibility to reduce investment exposure to certain individual commodities when that may be appropriate. A “long-biased” commodity strategy means that Gresham manages the commodity portfolio so that at all times the Fund holds long positions in each commodity but the aggregate notional exposure of the Fund’s long positions may be less than the net asset value of the Fund. Gresham’s decision as to whether the Fund should maintain long exposure to a particular commodity contract at current target weightings or reduce exposure to individual commodities will be based on a trend-following methodology.

The proxy statement for this meeting can be found at http://www.nuveenproxy.com/Commodity-Exchange-Traded-Products-Proxy-Information/.

Your vote is extremely important! If you have not voted, please vote your shares. By voting prior to the May 15, 2015 meeting date you can help the Fund avoid additional costly adjournments and further solicitation expense that increases costs for all shareholders. If the requisite shareholder approvals are not obtained, the Fund may conduct additional solicitations with respect to the conversion plan or continue to operate the Fund as a closed-end commodity pool.

If you have already voted, please review this letter. Shareholders may change their vote by executing a new proxy. Brokers cannot vote the shares on this non-routine matter, so shareholders holding shares through a brokerage firm must vote their shares for the purposes of receiving sufficient votes to decide this issue.

If you have any questions or need more information, please call 1-800-257-8787 or contact your financial representative.

Thank you for your time and consideration.

Sincerely,

William Adams IV

President

Nuveen Commodities Asset Management, LLC

Investment in shares of the Fund is subject to investment risk, including the possible loss of the entire amount invested. The Fund invests primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are and are subject to rapid and substantial price changes. The Fund could incur significant losses on its commodity investments. The Fund is not a mutual fund, closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. For more information about the Fund, including a more complete description of risks, please see the Fund’s website. This is not a solicitation to buy or sell the Fund’s shares. The Fund does not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Forward-Looking Statements

This letter includes forward-looking statements, including statements concerning the purposes of the conversion plan and currently anticipated changes in the Fund’s investment strategy, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on current expectations, estimates and projections and are subject to a number of risks, uncertainties and other factors, both known and unknown, that could cause the actual results, performance, prospects or opportunities of the Fund to differ materially from those expressed in, or implied by, these forward-looking statements.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws or otherwise, the Fund undertakes no obligation to publicly update or revise any forward-looking statements or the risks, uncertainties or other factors described in this letter, as a result of new information, future events or changed circumstances or for any other reason after the date of this letter.